As filed with the Securities and Exchange Commission on May 28, 1999 File No. 33-40848-A
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8
            Registration Statement Under the Securities Act of 1933


                      SPECTRUM PHARMACEUTICAL CORPORATION
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             (Exact Name of Registrant as Specified in its Charter)



         State of Florida                             65-026047
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   (State of Incorporation)                       (IRS Employer ID No.)



                    36 Valley View, Irvine, California 92612
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                    (Address of Principal Executive Offices)


                             AGREEMENT FOR SERVICES
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                            (Full Title of the Plan)

      Richard Braucher, 16910 Dallas Parkway, Suite100, Dallas, Texas 75248
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                     (Name and Address of Agent For Service)

                                 (972) 248-1922
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          (Telephone Number, Including Area Code, of Agent For Service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following line: _____



                                             CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                    Proposed Maximum        Proposed Maximum
  Title of Securities                              Offering Price Per      Aggregate Offering
   to be Registered           Amount to be              Share (1)                 Price                 Amount of
                               Registered                                                            Registration Fee
---------------------------------------------------------------------------------------------------------------------
   Common Stock              18,000,000 shares        $0.001                $18,000.00                 $2.00
  par value $.001
---------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of calculating the registration fee.

PART I   Compensation Agreement for Sole Officer and Director

There follows a true, correct and complete copy of the Compensation Agreement for Sole Officer and Director, dated May 3, 1999:


COMPENSATION AGREEMENT FOR SOLE OFFICER AND DIRECTOR

WHEREAS, Howard I. Wertheim (herein "President") is the sole officer and director of Spectrum Pharmaceutical Corporation, a Florida corporation (the "Company") and the President has undertaken various activities in order to preserve and maintain the Company's existence and the value of its assets, to settle an adverse or defensive lawsuit which could have forced the Company into bankruptcy, to clarify the Company's legal obligations to various parties and obtain settlements of claims of various types made against the Company and to otherwise attempt to maximize the potential of the Company and its intellectual property rights, and has taken steps to position the Company so that it is more attractive as a potential merger partner (all at a time that the President is not otherwise being compensated by the Company).

WHEREAS, on April 13, 1999 the President, individually and as President of the Company, entered into a Consulting Agreement with Kevin B. Halter, Jr. of Dallas, Texas (the "Consultant") whereby, at no present expense for the Company, the Consultant agreed to: (a) pay several outstanding bills which the Company then owed, totaling approximately $6000; (b) to cause the preparation and filing of all delinquent reports then due to the Securities and Exchange Commission; and (c) to assist in finding a potential merger partner for the Company. In consideration of these, the Company obligated itself to file a Form S-8 registration (as prepared by the Consultant) and thereafter issue 125,000 shares of the Company's common stock to the Consultant.

NOW, THEREFORE, in recognition of the numerous and various activities which the President has already undertaken on behalf of the Company and to encourage him to continue to pursue said activities for the benefit of the Company and all of its stockholders, the Board of Directors of the Company has decided and does hereby award to Howard I. Wertheim as compensation for past services actually rendered by the President, Eighteen Million (18,000,000) Shares of the Common Stock of the Company (par value $.001 per share), having determined that the present worth of said shares and of those services is Eighteen Thousand Dollars ($18,000), and agrees to deliver stock certificates evidencing said shares and issued in the name of Howard I. Wertheim as soon after as the Company's Consultant can prepare and file a Form S-8 registration statement with the Securities and Exchange Commission.

Executed at Irvine, California and effective as of May 3, 1999.


Executive: /s/ Howard I. Wertheim        Spectrum Pharmaceutical Corporation

                                         BY: /s/  Howard I. Wertheim
                                                 -----------------------------
                                                  Howard I. Wertheim
                                                  President and sole Director

PART II     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.

The following  documents are  incorporated  by reference into this  Registration
Statement:

1. The Company's Annual Report on Form 10-KSB for the year ended March 31, 1999 filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Commission.

2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by said Annual Report.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or supersede, to constitute a part of this Registration Statement and the Prospectus.

The description of the Company's common stock which is contained in the Company's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

Item 4.  Description of Securities.

The Company's Common Stock is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 607.0850 of the Florida Business Corporation Act permits provisions in the articles, bylaws or resolutions approved by shareholders which permit corporations to indemnify their present and former officers and directors in certain circumstances. The Company's bylaws provide for the indemnification of officers, directors, agents and employees of the Company to the fullest extent permitted by the Florida Business Corporation Act. Pursuant to Section 607.0850 of the Florida Business Corporation Act, the Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company also has the power to purchase and maintain insurance for such persons. The Florida Business Corporation Act also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The above discussion of the Company's bylaws and of the Florida Business Corporation Act is not intended to be exhaustive and is qualified in its entirety by such bylaws and the Florida Business Corporation Act.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

 3.1    Articles of Incorporation of Spectrum Pharmaceutical Corporation
 3.2    Bylaws of Spectrum Pharmaceutical Corporation
 5.1    Opinion of Richard Braucher, Esq. regarding legality (including consent)
23.1    Consent of  S. W. Hatfield,  Certified Public Accountant


Item 9.  Undertakings.

(A) The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to the Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (1) (i) and (1) (ii), above, are inapplicable if the information required to be included thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act with the Commission that are incorporated by reference into the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


(C) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) The Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that is has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 26th day of May, 1999, in the City of Irvine, State of California.


SPECTRUM PHARMACEUTICAL CORPORATION



BY: /s/  Howard I. Wertheim
    -----------------------------------------------------
         Howard I. Wertheim,  President and sole Director
         (Chief Executive Officer)